UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  May 19, 2005

DexCom, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-51222	33-0857544
(Commission File Number)	(IRS Employer Identification No.)

5555 Oberlin Drive, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

(858) 200-0200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On May 19, 2005, DexCom, Inc. (the “Company”) sent a letter to Terry Gregg inviting him to join the Company’s Board of Directors.  The letter explains that Mr. Gregg will be entitled to standard Board compensation, including cash compensation of $20,000, plus an additional $1,500 for attendance at each in-person meeting of the Board or any committee and $1,000 for participation in each telephonic meeting of the Board or any committee.  In addition, upon joining the Board, a non-qualified option to purchase 25,000 shares of the Company’s common stock will be issued to Mr. Gregg, which option will vest, subject to continued service to the Company as a Director, as to 1/3rd of the shares on the first anniversary of becoming a Board member, with the remainder vesting monthly over the next 24 months.  For each additional year that he serves the Board, Mr. Gregg will be granted an additional non-qualified option to purchase 10,000 shares of the Company’s common stock, which options will vest monthly over 36 months from the date of grant.  The exercise price for all option grants will be equal to their fair market value.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective May 19, 2005, acting upon the recommendation of its Nominating and Governance Committee, the Company’s Board of Directors appointed Terry Gregg as a Class I director (term to expire in 2006).  Mr. Gregg served as President and Chief Operating Officer of MiniMed, Inc., a medical technology company focused on insulin pumps for people with diabetes, from October 1996 until its acquisition by Medtronic, Inc. in August 2001.  Mr. Gregg served as a Vice President of Medtronic and President of Medtronic MiniMed after the acquisition until he retired in July 2002 and, subsequently, as a senior advisor to the diabetes business of Medtronic, Inc. until September 2004.  Mr. Gregg formerly served as the Chairman of the American Diabetes Association (ADA) Research Foundation Board, is currently an Ambassador to the President of the University of Southern California, and serves on the board of directors of Amylin, Inc., LMS Medical Systems, Ltd. and Vasogen, Inc.  Mr. Gregg received a B.S. in Zoology from Colorado State University.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

Number	Description

99.01	Board Member Agreement, dated May 19, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DEXCOM, INC.

By:	/s/ Steven J. Kemper
Steven J. Kemper
Chief Financial Officer

Date: May 24, 2005